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                                                                     EXHIBIT 5.1
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                              O'MELVENY & MYERS LLP

LOS ANGELES                       990 Marsh Road                   TYSONS CORNER
CENTURY CITY             Menlo Park, California 94025-1949      WASHINGTON, D.C.
IRVINE SPECTRUM                                                        HONG KONG
NEWPORT BEACH              TELEPHONE (650) 473-2600                       LONDON
NEW YORK                    FACSIMILE (650)473-2601                     SHANGHAI
SAN FRANCISCO               INTERNET WWW.OMM.COM                           TOKY0


                                                                 OUR FILE NUMBER
April 8, 2003                                                       0618,830-001



VIA EDGAR

NetManage, Inc.
10725 North De Anza Boulevard
Cupertino, California 95014


          RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have acted as special counsel to NetManage, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to an aggregate of 428,572 shares of Common Stock of the Company, par value $0.01 per share (the "Shares") to be issued pursuant to the NetManage, Inc. 1992 Stock Option Plan, as amended and restated, and the Employee Stock Purchase Plan, as amended and restated (collectively, the "Plans").

      We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

      On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that, when the Shares are (i) issued and paid for in accordance with all appropriate action or authorization by the Board of Directors of the Company, or an authorized committee thereof, as required or contemplated under the applicable Plan, (ii) issued and paid for in accordance with the provisions of the applicable Plan and relevant agreements duly authorized by and completed in accordance with the terms of the applicable Plan, and (iii) evidenced by certificates countersigned by a duly authorized signatory of the registrar for the Company's Common Stock, or the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of Equiserve Trust Company,
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O'MELVENY & MYERS LLP
April 8, 2003                                                           Page 2



N.A., or its nominee, the Shares will be duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and non-assessable.

         We consent to your filing of this opinion as an exhibit to the Registration Statement.

         This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

                                            Respectfully submitted,

                                            /s/ O'Melveny & Myers LLP